Ex-1

NOTICE OF
2004 ANNUAL AND SPECIAL
MEETING OF SHAREHOLDERS
AND
INFORMATION CIRCULAR

Annual and Special Meeting
April 28, 2004

ENCANA CORPORATION

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholder:

        You are cordially invited to attend the Annual and Special Meeting of Shareholders (the "Meeting") of EnCana Corporation (the "Corporation") which will be held in the Imperial Ballroom at the Hyatt Regency Calgary at 700 Centre Street S.E., Calgary, Alberta, Canada on Wednesday, April 28, 2004 at 10:30 a.m. (Calgary time).

        The purposes of the Meeting are:

  (1)
  to receive the Consolidated Financial Statements and the Auditors' Report for the year ended December 31, 2003;

  (2)
  to elect directors;

  (3)
  to appoint auditors for the ensuing year and authorize the directors to fix their remuneration;

  (4)
  to consider and, if deemed appropriate, to pass an ordinary resolution confirming the enactment of new By-Law No. 1 of the Corporation, as described in the accompanying Information Circular;

  (5)
  to consider and, if deemed appropriate, to pass an ordinary resolution approving the amendments and reconfirmation of the shareholder rights plan, as described in the accompanying Information Circular; and

  (6)
  to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

        Shareholders who are unable to attend the Meeting in person are asked to complete, sign and return the enclosed proxy in the envelope provided or alternatively, vote by telephone or the internet at their discretion. Please note that your proxy must be deposited and received by CIBC Mellon Trust Company, at the address specified on page 1 of the accompanying Information Circular, by 10:30 a.m. (Calgary time) on Monday, April 26, 2004; or, if the Meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the reconvened meeting, otherwise the proxy may be invalid. Complete directions for use of the telephone or the internet to transmit your voting instructions are provided with the enclosed proxy and are described in the accompanying Information Circular.

        Shareholders of record at the close of business on March 8, 2004 will be entitled to receive notice of and vote at the Meeting.

        Your participation as a shareholder is very important to our Corporation. Please ensure your shares are represented at the Meeting.

Sincerely,

Kerry D. Dyte Corporate Secretary

Calgary, Alberta
March 17, 2004

ENCANA CORPORATION

INFORMATION CIRCULAR

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

        The enclosed form of proxy is solicited by the management of EnCana Corporation (the "Corporation" or "EnCana") for use at the Annual and Special Meeting of Shareholders (the "Meeting") to be held on April 28, 2004, at the place and time and for the purposes set forth in the Notice of Annual and Special Meeting of Shareholders (the "Notice of Meeting") accompanying this Information Circular. The solicitation will be primarily by mail, but proxies also may be solicited personally by directors and regular employees of the Corporation. All expenses in connection with the solicitation will be borne by the Corporation.

        In addition, EnCana has retained Georgeson Shareholder Communications Canada Inc. ("Georgeson Shareholder"), 66 Wellington Street West, TD Tower, Suite 5210, Toronto Dominion Centre, P.O. Box 240, Toronto, Ontario, M5K 1J3 at a fee of approximately $40,000 plus out-of-pocket expenses to aid in the solicitation of proxies from individual and institutional investors in Canada and the United States. If you have questions about the information contained in this Information Circular or require assistance in completing your proxy form, please call Georgeson Shareholder at 1-866-800-3054.

        EnCana will provide proxy materials to brokers, custodians, nominees and fiduciaries and will request that such materials be promptly forwarded to the beneficial owners of EnCana Common Shares registered in the names of such brokers, custodians, nominees and fiduciaries.

        Unless otherwise stated, the information contained in this Information Circular is given as of the date hereof and all dollar amounts are in Canadian dollars.

VOTING OF PROXIES

Instructions for Registered Holders of Common Shares

        Registered holders of Common Shares who are unable to be present at the Meeting may vote through the use of proxies. If you are a registered holder of Common Shares you should convey your voting instructions in one of the three voting methods available to you: (i) use of the paper form of proxy to be returned by mail or delivery; (ii) use of the telephone voting procedure; or (iii) use of the internet voting procedure.

  Mail

        If a registered holder of Common Shares elects to use the paper form of proxy, then it must be completed, dated and signed in accordance with the instructions included with the form of proxy. Proxies must be received by CIBC Mellon Trust Company no later than 10:30 a.m. (Calgary time) on Monday, April 26, 2004 or, if the Meeting is adjourned, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the reconvened meeting, otherwise they may be invalid. Proxies may be delivered using the enclosed postage prepaid self-addressed envelope, or by otherwise delivering them to the Corporate Secretary of the Corporation c/o CIBC Mellon Trust Company, 600 The Dome Tower, 333 - 7 Avenue S.W., Calgary, Alberta T2P 2Z1.

  Telephone

        If a registered holder of Common Shares elects to vote by telephone, then a touch-tone telephone must be used to transmit voting preferences to a toll free number: 1-866-271-1207 (English and French). A registered holder of Common Shares must follow the instructions of the "Vote Voice" and refer to the form of proxy sent to such shareholder, and will be required to enter the Control Number provided to such shareholder, as described under the heading "Control Number", below. Voting instructions are then conveyed by use of touch-tone selections over the telephone.

  Internet

        If a registered holder of Common Shares elects to vote by internet (English and French), then they must access the website www.eproxyvoting.com/encana.

        A registered holder of Common Shares must then follow the instructions contained on the website and refer to the form of proxy sent to such shareholder, and will be required to enter the Control Number provided to such shareholder, as described under the heading "Control Number" below. Voting instructions are then conveyed electronically by the registered holder of Common Shares over the internet.

  Control Number

        In order to vote via the telephone or the internet, registered holders of Common Shares will be required to enter the 13-digit Control Number located on the back side of the form of proxy (see Box 2) that has been provided to them.

Instructions for Non-Registered Holders of Common Shares

        All non-registered holders of Common Shares who receive these materials through a broker or other intermediary should complete and return the materials entitling such beneficial owners to vote in accordance with the instructions provided to them by such broker or other intermediary.

Confidentiality

        Proxies are counted and tabulated by CIBC Mellon Trust Company, the transfer agent of the Corporation, in such a manner as to preserve the confidentiality of the votes of individual holders of Common Shares, except: (a) as necessary to meet applicable legal requirements; (b) in the event of a proxy contest; or (c) in the event a holder of Common Shares has made a written comment on the proxy.

APPOINTMENT AND REVOCATION OF PROXIES

Appointment

        For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his attorney authorized in writing. In the case of a shareholder which is a body corporate or an association, the proxy shall be in writing executed by a duly authorized officer or by an attorney thereof authorized in writing. Persons signing as executors, administrators, or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person(s) of a partnership should sign in the partnership name.

        The persons named in the enclosed form of proxy are directors or officers of the Corporation. A shareholder has the right to appoint a person to represent him at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by inserting the name of the shareholder's nominee in the space provided in the paper form of proxy enclosed or by completing another proper form of proxy and depositing it with the Corporate Secretary of the Corporation within the time, and in the manner, specified above. The paper form of proxy is the only voting option by which a registered holder of Common Shares may appoint a person as proxy other than the management nominees named on the form of proxy. A person appointed as a proxyholder need not be a shareholder of the Corporation.

        If the enclosed form of proxy is duly completed and timely deposited, the persons named in it will vote for, against or withhold from voting, the shares for which they are proxyholder, in accordance with the instructions of the shareholders appointing them on any ballot that may be called for. If you have appointed a person designated by EnCana to act and vote on your behalf as provided in the enclosed form of proxy and you do not provide any instructions concerning any matter identified in the Notice of Meeting, the Common Shares represented by such proxy will be voted in favour of: (i) the election of the persons nominated for election as directors; (ii) the appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors and the authorization of the directors to set their remuneration; (iii) an ordinary resolution confirming new By-Law No. 1, as described in this Information Circular; and (iv) an ordinary resolution amending and reconfirming the shareholder rights plan, as described in this Information Circular.

        The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and other matters which may properly come before the Meeting. At the time of printing this Information Circular, the Corporation's management knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any such amendments, variations or other matters, including procedural matters, are required to be voted on at the Meeting, or any adjournments thereof, the persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed proxyholder in accordance with their best judgment.

Revocation

        A shareholder who has given a proxy may revoke it, as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by it, by signing another proper form of proxy bearing a later date and depositing it with the Corporate Secretary of the Corporation within the time specified for deposit of proxies, or by signing a written notice of revocation and depositing it with the Corporate Secretary of the Corporation either (a) c/o CIBC Mellon Trust Company, 600 The Dome Tower, 333 - 7 Avenue S.W., Calgary, Alberta T2P 2Z1, or (b) at the registered office of the Corporation, 1800, 855 - 2 Street S.W., Calgary, Alberta T2P 2S5, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or by delivering it to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. If the instructions were conveyed by telephone or the internet then conveying new instructions by any of these two means will revoke the prior instructions. If a shareholder attends the Meeting and votes in person on any matter, such voting will supersede any proxy previously given by such shareholder with respect to that matter.

RECORD DATE AND VOTING SHARES

        Each shareholder is entitled to one vote for each Common Share registered in his name, or in the name of a securities dealer, bank or trust company on his behalf, on the list of shareholders prepared as of the close of business on March 8, 2004, the record date fixed by the Board for determining shareholders entitled to notice of the Meeting. Only holders of Common Shares as of March 8, 2004 will be entitled to vote at the Meeting. As of March 5, 2004, there are issued and outstanding 461,630,268 Common Shares. With respect to voting on the matters set out in the Notice of Meeting, each shareholder is entitled to one vote for each Common Share held. For each of the matters set out in the Notice of Meeting to be approved, more than 50 percent of the votes cast by shareholders, present in person or represented by proxy, must be cast in favour of such resolutions.

        To the knowledge of the directors and management of the Corporation, as at March 5, 2004, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10 percent of the voting rights attached to voting securities of the Corporation.

PURPOSES OF THE MEETING

CONSOLIDATED FINANCIAL STATEMENTS AND AUDITORS' REPORT

        The audited consolidated financial statements of the Corporation for the year ended December 31, 2003 and the Auditors' Report thereon will be received at the Meeting. These statements and the Auditors' Report are contained in the 2003 Annual Report of the Corporation, which is being provided to each shareholder entitled to receive a copy of the Notice of Meeting and this Information Circular.

ELECTION OF DIRECTORS

        The Articles of the Corporation provide that the minimum number of directors shall be eight and the maximum number shall be 17. There are currently 16 directors. The Board of Directors of the Corporation (the "Board") has set the number of directors to be elected at the Meeting at 16. At the Meeting, shareholders will be asked to elect as directors the 16 nominees listed in the following table to serve until the close of the next annual meeting of shareholders, or until their respective successors are duly elected or appointed.

        The following table provides the names and cities of residence of all persons proposed to be nominated for election as directors of the Corporation, the date on which each became a director of Alberta Energy Company Ltd. ("AEC"), PanCanadian Energy Corporation (or its predecessor, PanCanadian Petroleum Limited) (as EnCana was then named) ("PanCanadian"), or EnCana, the present occupations of such persons, and the number of securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by each as at March 5, 2004. The Corporation indirectly acquired all of the shares of AEC on April 5, 2002 and changed its name to EnCana Corporation. The Corporation amalgamated with AEC and another wholly-owned subsidiary on January 1, 2003.

Nominee, Municipality of Residence and Principal Occupation	Director Since	Committees (2003)(4)	Number of Common Shares(5)	Number of Deferred Share Units(6)
Michael N. Chernoff West Vancouver, British Columbia Corporate Director	1999	Member, Corporate Responsibility, Environment, Health and Safety Committee Member, Reserves Committee	791,850	7,530

Ralph S. Cunningham(1) Montgomery, Texas Corporate Director	2003	Member, Corporate Responsibility, Environment, Health and Safety Committee Member, Human Resources and Compensation Committee	0	7,011

Patrick D. Daniel Calgary, Alberta President & Chief Executive Officer Enbridge Inc. (Energy, transportation and services)	2001	Member, Audit Committee Member, Pension Committee	27,174	4,818

Ian W. Delaney Toronto, Ontario Chairman of the Board Sherritt International Corporation (Nickel/cobalt mining, oil and gas production, electricity generation & coal mining)	1999	Member, Human Resources and Compensation Committee Member, Nominating and Corporate Governance Committee	59,300	8,734

William R. Fatt Toronto, Ontario Chief Executive Officer Fairmont Hotels & Resorts Inc. (Hotels)	1995	Member, Audit Committee	31,269	5,759

Michael A. Grandin Calgary, Alberta Chairman & Chief Executive Officer Fording Canadian Coal Trust (Metallurgical coal)	1998	Chairman, Pension Committee Member, Human Resources and Compensation Committee Member, Reserves Committee	90,595	4,871

Barry W. Harrison Calgary, Alberta Corporate Director and Independent Businessman	1996	Chairman, Audit Committee Member, Nominating and Corporate Governance Committee	18,217	4,524

Richard F. Haskayne, O.C. Calgary, Alberta Chairman of the Board TransCanada Corporation (Pipelines and energy services)	1992	Chairman, Human Resources and Compensation Committee Vice-Chairman, Nominating and Corporate Governance Committee	52,340	7,869

Dale A. Lucas Calgary, Alberta Corporate Director	1997	Member, Audit Committee Member, Pension Committee	24,832	8,148

Ken F. McCready Calgary, Alberta President K.F. McCready & Associates Ltd. (Sustainable energy development consulting company)	1992	Member, Corporate Responsibility, Environment, Health and Safety Committee Member, Pension Committee	19,000	4,524

Gwyn Morgan Calgary, Alberta President & Chief Executive Officer EnCana Corporation	1993		762,658	103,812

Valerie A.A. Nielsen Calgary, Alberta Corporate Director	1990	Chairman, Corporate Responsibility, Environment, Health and Safety Committee Member, Reserves Committee	47,162	8,826

David P. O'Brien(2) Calgary, Alberta Chairman of the Board	1990	Chairman, Nominating and Corporate Governance Committee	147,103	5,427

Jane L. Peverett(3) West Vancouver, British Columbia Chief Financial Officer British Columbia Transmission Corporation (Electrical transmission)	2003	Member, Audit Committee	15,000	3,006

Dennis A. Sharp Calgary, Alberta Chairman & Chief Executive Officer UTS Energy Corporation (Oil and natural gas company)	1998	Member, Corporate Responsibility, Environment, Health and Safety Committee Member, Nominating and Corporate Governance Committee	40,800	4,524

James M. Stanford Calgary, Alberta President Stanford Resource Management Inc. (Investment management)	2001	Chairman, Reserves Committee Member, Audit Committee Member, Human Resources and Compensation Committee	26,174	5,208

(1)
Mr. R.S. Cunningham was President and Chief Executive Officer of CITGO Petroleum Corporation from May 1995 until his retirement in May 1997.

(2)
In addition to being the Chairman of the Nominating and Corporate Governance Committee, Mr. D.P. O'Brien is an ex officio non-voting member of all of the other committees. As an ex officio non-voting member, Mr. D.P. O'Brien attends as his schedule permits and may vote when necessary to achieve a quorum.

(3)
Ms. J.L. Peverett was President of Union Gas Limited from April 2002 to May 2003, was President and Chief Executive Officer from April 2001 to April 2002, was Senior Vice President Sales & Marketing from June 2000 to April 2001 and was Chief Financial Officer from March 1999 to June 2000. She was Vice President Finance of Westcoast Energy Inc. from June 1998 to March 1999.

(4)
The Corporation does not have an Executive Committee of its Board of Directors.

(5)
The shares shown include the following:

Director	Voting Shares	Options to Acquire Voting Shares
M.N. Chernoff	754,770	37,080
R.S. Cunningham	0	0
P.D. Daniel	4,174	23,000
I.W. Delaney	22,220	37,080
W.R. Fatt	8,269	23,000
M.A. Grandin	6,035	84,560
B.W. Harrison	3,217	15,000
R.F. Haskayne	29,980	22,360
D.A. Lucas	2,472	22,360
K.F. McCready	4,000	15,000
G. Morgan	184,498	578,160
V.A.A. Nielsen	10,082	37,080
D.P. O'Brien	14,663	132,440
J.L. Peverett	0	15,000
D.A. Sharp	17,800	23,000
J.M. Stanford	3,174	23,000
(6)
For more detailed information relating to the deferred share units held by the directors, see "Statement of Executive Compensation — Compensation of Directors", and for the deferred share units held by Mr. G. Morgan, see "Statement of Executive Compensation — Summary Compensation Table".

        At March 5, 2004, the number of shares held beneficially by EnCana directors and senior management, shares held by employees under the Corporation's savings plans, together with the total number of shares under option, amount to approximately 30.7 million Common Shares, representing approximately 6 percent of the voting shares of EnCana on a diluted basis. In addition, directors and senior management held 335,720 deferred share units.

        All of the nominees named for election as directors were elected to their present term of office at the last annual meeting of shareholders except Mr. R.S. Cunningham and Ms. J.L. Peverett.

        The management of the Corporation has no reason to believe that any of the above nominees will be unable to serve as a director but, in the event that a vacancy among the original nominees occurs for any reason prior to the Meeting, the persons named in the enclosed form of proxy will vote the Common Shares, in respect of which they are appointed proxyholder, in accordance with their best judgment.

Other Public Corporations Where Directors of the Corporation are Members of their Board of Directors

Director	Name of Corporation
M.N. Chernoff	Canadian Hydro Developers, Inc.

R.S. Cunningham	Agrium Inc. General Partner of Enterprise Products Partners L.P. TETRA Technologies, Inc.

P.D. Daniel	Enbridge Energy Partners, L.P. Enbridge Inc. Enbridge Income Fund Enerflex Systems Ltd.

I.W. Delaney	Dynatec Corporation Sherritt International Corporation Sherritt Power Corporation The Westaim Corporation

W.R. Fatt	Enbridge Inc. Fairmont Hotels & Resorts Inc. Legacy Hotels Real Estate Investment Trust Sun Life Financial Inc.

M.A. Grandin	BNS Split Corp. Enerflex Systems Ltd. Fording Canadian Coal Trust IPSCO Inc. Pengrowth Corporation

B.W. Harrison	Eastgate Minerals Ltd. Eastshore Energy Ltd.

R.F. Haskayne	TransCanada Corporation Weyerhaeuser Company Limited

D.A. Lucas	Ranchgate Energy Inc.

K.F. McCready	Computer Modelling Group Ltd.

G. Morgan	HSBC Bank Canada Lafarge North America Inc.

V.A.A. Nielsen	Wajax Limited

D.P. O'Brien	Fairmont Hotels & Resorts Inc. Inco Limited Molson Inc. Royal Bank of Canada TransCanada Corporation

D.A. Sharp	Azure Dynamics Corporation BacTech Mining Corporation UTS Energy Corporation

J.M. Stanford	Inco Limited Nova Chemicals Corporation Terasen Inc.

Directors’ Attendance at Meetings

        The following tables summarize the meetings of the Board and its committees held for the twelve-month period ending December 31, 2003, and the attendance of individual directors of the Corporation at such meetings.

Type of Meeting Held	Number of Meetings
Board (6 regularly scheduled and 3 special)	9
Audit	8
Corporate Responsibility, Environment, Health and Safety	4
Human Resources and Compensation	5
Nominating and Corporate Governance	6
Pension	4
Reserves	4
Director	Board Meetings Attended	Committee Meetings Attended
Chernoff, M.N.	9 of 9	8 of 8
Cunningham, R.S. (appointed October 27/03)	2 of 2	N/A
Daniel, P.D.	8 of 9	11 of 12
Delaney, I.W.	8 of 9	7 of 11
Fatt, W.R.	8 of 9	8 of 9
Grandin, M.A.	8 of 9	13 of 13
Harrison, B.W.	9 of 9	14 of 14
Haskayne, R.F.	9 of 9	11 of 11
Lamacraft, J.C.(1)	4 of 4	5 of 5
Lucas, D.A.	9 of 9	12 of 12
McCready, K.F.	9 of 9	8 of 8
Morgan, G.	9 of 9	N/A
Nielsen, V.A.A.	9 of 9	9 of 9
O’Brien, D.P.	9 of 9	6 of 6
Peverett, J.L. (appointed July 17/03)	3 of 3	3 of 3
Sharp, D.A.	9 of 9	10 of 10
Stacy, T.D.(1)	2 of 4	5 of 5
Stanford, J.M.	9 of 9	13 of 15
Total Attendance Rate	96%	95%

(1)
Messrs. Lamacraft and Stacy retired from the Board on April 23, 2003.

APPOINTMENT OF AUDITORS

        The Board recommends that PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta, be appointed as auditors of the Corporation to hold office until the close of the next annual meeting of shareholders and that the directors of the Corporation be authorized to fix their remuneration. The firm of PricewaterhouseCoopers LLP, or its predecessor, has been the auditors of the Corporation for more than five years.

        Representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will be given the opportunity to make a statement if they so wish and will respond to appropriate questions.

AUDITORS’ FEES

        The following table sets forth the fees paid by the Corporation and its subsidiaries to PricewaterhouseCoopers LLP for services rendered in the last two years:

	2003	2002
	(US$ thousands)
PricewaterhouseCoopers LLP
Audit fees	$1,977	$1,556
Audit-related fees	127	158
Tax fees	1,408	1,491
All other fees	26	592

Total	$3,538	$3,797

        Audit-related fees paid to PricewaterhouseCoopers LLP include fees relating to due diligence in connection with acquisitions and consultations regarding financial accounting and reporting standards. Other fees relate to other advisory services including information systems consulting work conducted in 2002.

SPECIAL BUSINESS OF THE MEETING

CONFIRMATION OF NEW BY-LAW NO. 1

        The Board and management request that you consider and, if deemed appropriate, confirm the new By-Law No. 1 ("New By-Law No. 1") which replaced EnCana's by-laws in effect immediately prior to February 18, 2004. New By-Law No. 1 sets forth the general rules with respect to the business and affairs of the Corporation, including the framework for the execution of documents on behalf of the Corporation, the borrowing powers of the Board, the formalities associated with meetings of the Board, the formalities associated with shareholder meetings, the appointment of officers, the division of the business and operations of the Corporation into divisions and units, the indemnification of directors and officers, the payment of dividends, and communications between the Corporation and shareholders.

        New By-Law No. 1 was adopted in large part in response to the changes to the Canada Business Corporations Act ("CBCA") which became effective in November 2001. The changes include adding provisions relating to the holding of director and shareholder meetings by electronic means, as well as relating to the voting at shareholder meetings by electronic means. Certain matters were deleted from New By-Law No. 1 as they are contained in the CBCA. Since these matters are governed by the CBCA, it is not necessary to repeat them in New By-Law No. 1. These matters include the majority resident Canadian requirement for the composition of a board of directors and the period within which notices of shareholder meetings must be sent.

        In addition to responding to changes to the CBCA and deleting duplicative provisions, EnCana reviewed the comments of shareholders and professional commentators and made the following four additional significant changes to By-Law No. 1:

  •
  removal of the Chairman's second or casting vote at all Board meetings;

  •
  increasing the quorum for the transaction of business at any meeting of shareholders from 10 percent to 25 percent of the outstanding shares of the Corporation entitled to vote at the meeting;

  •
  ensuring that a person participating in a meeting of shareholders held by electronic means will have an opportunity to participate to the same extent as if the person were attending in person and in full purview of other shareholders; and

  •
  requiring that the Chairman and the Chief Executive Officer of the Corporation shall not be the same person except in very limited circumstances.

        The text of New By-Law No. 1 is attached hereto as Appendix "A". Shareholders who would like to receive a copy of the previous By-Law No. 1 as in effect prior to February 18, 2004 should contact the Corporate Secretary of EnCana at (403) 645-2000 or by fax at (403) 645-4617 or by accessing it on the Corporation’s website www.encana.com.

        Pursuant to the CBCA, the Board has adopted New By-Law No. 1 and is required to submit same to EnCana's shareholders at this annual meeting. At the Meeting, you will be asked to consider and, if you consider it appropriate, adopt, with or without variation, an ordinary resolution in the following form:

        "RESOLVED, as an ordinary resolution, that new By-Law No. 1 of the Corporation enacted by the Board of Directors at its meeting on February 18, 2004, is hereby confirmed as a by-law of the Corporation."

        The Board recommends the adoption of this resolution.

AMENDMENTS TO AND RECONFIRMATION OF THE SHAREHOLDER RIGHTS PLAN

        PanCanadian Energy Corporation (as EnCana was then named) adopted a shareholder rights plan effective July 30, 2001, as amended and restated as of September 13, 2001 (the "Rights Plan"). The Rights Plan was approved by the shareholders of PanCanadian Energy Corporation at a special meeting of shareholders held on September 26, 2001, as required by the Toronto Stock Exchange.

        Holders of Common Shares will be asked at the Meeting to consider and, if deemed appropriate, to approve an ordinary resolution, the text of which is set forth in Appendix "B" of this Information Circular (the "Rights Plan Resolution"), to amend and reconfirm the Rights Plan. For the Rights Plan to continue in effect after the Meeting, it must be reconfirmed by a simple majority of votes cast by the Independent Shareholders at the Meeting. "Independent Shareholders" is defined in the Rights Plan, in effect, as all holders of Common Shares, excluding any

Acquiring Person (as defined therein), any person that is making or has announced a current intention to make a take-over bid for the Common Shares, affiliates, associates and persons acting jointly or in concert with such excluded persons, and any employee benefit, deferred profit sharing, stock participation or other similar plan or trust for the benefit of employees of EnCana unless the beneficiaries of the plan or trust direct the manner in which the Common Shares are to be voted. As of the date hereof, EnCana is not aware of any holder of Common Shares that would be excluded from the vote on the basis that such holder is not an Independent Shareholder. If the Rights Plan Resolution is not passed, the Rights Plan will terminate.

Purpose of Rights Plan

        The primary objective of a rights plan is to provide the Board with sufficient time to explore and develop all options for maximizing shareholder value if a take-over bid is made for EnCana and to provide every shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquiror to proceed either by way of a Permitted Bid (as defined in the Rights Plan), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board.

Summary of Rights Plan

        The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan. An EnCana Shareholder or any other interested party may obtain a copy of the agreement governing the Rights Plan as proposed to be amended by contacting the Corporate Secretary of EnCana at (403) 645-2000 or by fax at (403) 645-4617 or by accessing it on the Corporation's website www.encana.com.

        The terms of the Rights Plan as proposed to be amended conform to the terms of plans now in place in many other Canadian public companies and reflect recommendations received from professional commentators on shareholder rights plans.

  Term

        The term of the Rights Plan expires 10 years from July 30, 2001, subject to the shareholders reconfirming such plan by a majority vote at every third annual meeting of EnCana after its annual meeting in 2001. On this basis, the Rights Plan is being presented at the Meeting and will be considered again at the EnCana annual meetings in 2007 and 2010 for reconfirmation. If any such approval is not obtained, the Rights Plan will then cease to have effect.

  Issue of Rights

        On the effective date of the Rights Plan, one right ("Right") was issued and attached to each Common Share and will attach to each Common Share subsequently issued.

  Rights Exercise Privilege

        The Rights will separate from the Common Shares and will be exercisable 10 trading days (the "Separation Time") after a person has acquired, or commenced a take-over bid to acquire, 20 percent or more of the Common Shares, other than by an acquisition pursuant to a take-over bid permitted by the Rights Plan (a "Permitted Bid"). The acquisition by any person (an "Acquiring Person") of 20 percent or more of the Common Shares, other than by way of a Permitted Bid is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten trading days after the occurrence of the Flip-in Event, each Right (other than those held by an Acquiring Person), will permit the purchase by holders of Rights (other than an Acquiring Person) of Common Shares at a 50 percent discount to their market price.

        The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the Common Shares, reported earnings per share of EnCana on a diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

  Lock-Up Agreements

        A bidder may enter into lock-up agreements with shareholders whereby such shareholders agree to tender their Common Shares to the take-over bid (the "Subject Bid") without a Flip-in Event (as referred to above) occurring. Any such agreement must permit the shareholder to withdraw the Common Shares to tender to another take-over bid or to support another transaction that exceeds the value of the Subject Bid by as much or more than a specified amount, which specified amount may not be greater than 7 percent. As discussed below, it is proposed that the definition of "Lock-Up Agreement" be amended to provide that no "break up" fees or other penalties exceeding the thresholds described below be payable under such agreements.

  Certificates and Transferability

        Prior to the Separation Time, the Rights are evidenced by a legend imprinted on certificates for the Common Shares and are not to be transferable separately from the Common Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates, which will be transferable and traded separately from the Common Shares.

  Permitted Bid Requirements

        The requirements for a Permitted Bid include the following:

  •
  the take-over bid must be made by way of a take-over bid circular;

  •
  the take-over bid must be made to all holders of Common Shares;

  •
  the take-over bid must be outstanding for a minimum period of 60 days and Common Shares tendered pursuant to the take-over bid may not be taken up prior to the expiry of the 60 day period and only if at such time more than 50 percent of the Common Shares held by Independent Shareholders have been tendered to the take-over bid and not withdrawn; and

  •
  if more than 50 percent of the Common Shares held by Independent Shareholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Common Shares for not less than 10 business days from the date of such public announcement.

        The Rights Plan allows for a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the requirement that it be outstanding for a minimum period of 35 days.

  Waiver

        The Board, acting in good faith, may, prior to the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event (an "Exempt Acquisition") where the take-over bid is made by a take-over bid circular to all holders of Common Shares. Where the Board exercises the waiver power for one take-over bid, the waiver will also apply to any other take-over bid for the Corporation made by a take-over bid circular to all holders of Common Shares prior to the expiry of any other bid for which the Rights Plan has been waived.

  Redemption

        The Board with the approval of a majority of votes cast by the Independent Shareholders (or the holders of Rights if the Separation Time has occurred) voting in person or by proxy at a meeting duly called for that purpose may redeem the Rights at $0.000001 per Common Share. Rights will be deemed to have been redeemed by the Board following completion of a Permitted Bid, Competing Permitted Bid or Exempt Acquisition.

  Amendment

        The Board may amend the Rights Plan with the approval of a majority of the votes cast by Independent Shareholders (or the holders of Rights if the Separation Time has occurred) voting in person or by proxy at a meeting duly called for that purpose. The Board without such approval may correct clerical or typographical errors and, subject to approval as noted above at the next meeting of the holders of Common Shares (or the holders of Rights, as the case may be), may make amendments to the Rights Plan to maintain its validity due to changes in applicable legislation.

  Board

        The Rights Plan will not detract from or lessen the duty of the Board to act honestly and in good faith with a view to the best interests of EnCana. The EnCana Board, when a Permitted Bid is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

  Exemption for Investment Managers

        Investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies whose business includes the management of funds and administrators of registered pension plans acquiring greater than 20 percent of the Common Shares are exempted from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.

Proposed Amendments

        EnCana is proposing certain technical amendments to the Rights Plan in order to update and restate the Rights Plan and conform the terms of the Rights Plan to plans now in place in many other Canadian public companies. Certain changes also reflect recommendations received from professional commentators on shareholder rights plans. The proposed amendments to the Rights Plan include:

  •
  amending the definition of "Lock-Up Agreement" referred to above to provide that no "break up" fees or other penalties that exceed in the aggregate the greater of 2 1/2 percent of the price or value of the consideration payable under the Subject Bid (as referred to above) and 50 percent of the increase in the consideration resulting from another take-over bid or transaction shall be payable by the shareholder if the shareholder fails to tender its Common Shares to the Subject Bid; and

  •
  adding a requirement that the Rights Plan can only be amended with the approval of the holders of Common Shares or Rights, if the Board determines that, in the case of a stock dividend or the issuance of Common Shares or other securities of the Corporation in exchange for existing Common Shares in transactions not otherwise addressed by the anti-dilution provisions of the Rights Plan, other adjustments would be required to the exercise price, number of Rights and/or securities purchasable upon exercise of Rights in order to appropriately protect the interests of the holders of the Rights in such cases.

        The Board has determined that the proposed amendments to and restatement of the Rights Plan are in the best interests of the Corporation and its shareholders. The Board recommends the adoption of this resolution.

STATEMENT OF EXECUTIVE COMPENSATION

COMPOSITION OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

        The following served as members of the Human Resources and Compensation Committee (the "HRC Committee") during the year ending December 31, 2003: R.F. Haskayne, O.C., I.W. Delaney, M.A. Grandin, and J.M. Stanford. Mr. D.P. O'Brien, the Chairman of the Board of the Corporation, also serves as an ex officio member of the HRC Committee. Mr. R.S. Cunningham was appointed to the HRC Committee on December 12, 2003, after the last HRC Committee meeting held in 2003. There were no interlocking relationships with any HRC Committee member, as described in item VIII.1(d)-(f) of Form 40 of the regulations made under the Securities Act (Ontario).

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

        EnCana's executive compensation program (the "Program") is governed by the HRC Committee of the Board. The HRC Committee, amongst its other responsibilities, makes recommendations to the Board on the compensation of the President & Chief Executive Officer and approves and reports to the Board on the compensation of other senior executive officers of EnCana. The HRC Committee has been delegated the authority to authorize stock options, subject to the terms of the option plans approved by the Board and EnCana shareholders. The HRC Committee reviews annually and monitors the design and effectiveness of the compensation programs for the entire Corporation.

        The same compensation framework applies to all regular EnCana employees, including senior executive officers and the President & Chief Executive Officer. The Program is designed to attract, motivate, reward and retain the senior executives required to achieve EnCana's operational and strategic objectives.

        The Program has the following components:

  •
  Base Salaries;

  •
  Annual High Performance Results Awards; and

  •
  Long-term Incentives.

        EnCana participates in annual compensation surveys, conducted by independent consultants, of salary, benefits and other incentive programs of major oil and gas companies in Canada. In addition, the HRC Committee receives reports from independent outside advisors on the compensation of senior executives relative to a North American oil and gas peer group and large Canadian corporations, and on the effectiveness of the Corporation's compensation programs. The surveys and the reports are employed by the HRC Committee in its deliberations. EnCana's Program is results oriented and greater than one-half is based on performance related incentive compensation.

        Compensation for the President & Chief Executive Officer, the Chief Operating Officer and the President, EnCana Oil & Gas (USA) Inc. is established relative to the North American oil and gas industry, with secondary consideration to the compensation paid by Canadian oil and gas companies. Compensation for the other senior executive officers is established relative to large Canadian corporations, based on EnCana's size and scope, with secondary consideration to the compensation paid by Canadian oil and gas companies. Actual compensation paid is based on results achieved, taking into account performance, experience and overall leadership.

Base Salary

        Based on the most recent available market data, salaries in 2003 of senior executive officers, excluding the President & Chief Executive Officer, are estimated to be at approximately the 90th percentile of a Canadian oil and gas industry peer group, approximately the 65th percentile of a North American oil and gas industry peer group and approximately the 75th percentile of large Canadian corporations.

Results Awards

        High Performance Results Awards are granted based on:

  •
  performance relative to objectives previously approved by the Board, including operating and strategic measures; and

  •
  additional value added beyond annual objectives.

        Key corporate measures used to determine EnCana's success include: production volumes, operating cash flow, reserve additions, reserve replacement costs, production replacement ratio, net earnings per share, operating expenses, administrative costs, netback, recycle ratio, return on capital employed, debt to capitalization ratio, execution of the approved strategic plan and the maintenance of EnCana's integrity and reputation.

        All employees including senior executive officers are eligible for a High Performance Results Award based on meeting and exceeding objectives and accountabilities set out annually in their individual High Performance Contract.

        The awards are determined for senior executive officers by the HRC Committee taking into account individual performance compared to objectives and additional value added, corporate performance on an absolute basis and compared to peer companies on a relative basis.

        The results award is based 75 percent on individual performance which is paid in cash while 25 percent of the award is based on corporate performance and is paid in the form of Common Shares into the Investment Plan for employees of EnCana.

        Mr. R.K. Eresman was granted a High Performance Results Award for 2003 of $1,287,500 for outstanding strategic leadership and results of the Upstream Division including profitable production growth and reserve additions and strategic refocusing of the Corporation's Upstream Division.

        Mr. R.J. Biemans was granted a High Performance Results Award for 2003 of $761,250 for exceptional leadership and results of EnCana Oil & Gas (USA) Inc. In pursuing the U.S. Rockies resource plays, the USA Region grew production by 47 percent and reserves by 28 percent, with industry leading operating costs and reserve replacement costs.

        Mr. J.D. Watson was granted a High Performance Results Award for 2003 of $467,500 for his exceptional leadership stewarding financial accounting and disclosure, as well as the strong financial position of the Corporation.

        Mr. G.J. Macey was granted a High Performance Results Award for 2003 of $430,000 for the strategic refocusing of international and offshore exploration and development activities, including new plays captured in offshore Alaska and major exploration program success in the Gulf of Mexico.

Long-Term Incentives

        The Corporation grants long-term incentives to align individual employee and shareholder interests and to provide a long-term performance related incentive for eligible employees. Long-term incentive grants are typically between the 25th percentile and the 75th percentile of competitors' plans to ensure highly competitive total direct compensation.

        Based on the most recent available market data (bonuses paid in 2003 for 2002 performance), actual 2003 total direct compensation (salaries, results awards and long-term incentives) for the senior executive group, excluding the President & Chief Executive Officer, is estimated to be at approximately the 80th percentile of the Canadian oil and gas industry peer group, approximately the 50th percentile of the North American oil and gas industry peer group and approximately the 90th percentile of large Canadian corporations.

        The Committee has approved a long-term incentive strategy which includes a significantly reduced level of stock option grants supplemented by grants of performance share units. In 2003, the President & Chief Executive Officer and other senior executive officers received:

  •
  a reduced grant of stock options; and

  •
  a grant of performance share units.

  Stock Options

        EnCana maintains a Key Employee Stock Option Plan (the "ESOP Plan"). The ESOP Plan provides for the granting of options to purchase EnCana Common Shares to executive officers and to most other employees of EnCana and its subsidiaries. Subject to regulatory requirements, the terms, conditions and limitations of options granted under the ESOP Plan are determined by the HRC Committee.

        Stock option grants are dependent upon competitive conditions, as outlined above, and individual performance. Options granted under the ESOP Plan have an option price which is not less than the market price at the time the option was granted, have a term of five years and vest 30 percent on the first anniversary, 60 percent on the second anniversary and 100 percent on the third anniversary of the grant.

        Commencing in 2004, all stock options granted under the ESOP Plan will have an associated tandem share appreciation right.

  Performance Share Unit Plan

        EnCana adopted a Performance Share Unit Plan (the "PSU Plan") in 2003, subject to regulatory approval, under which regular employees of EnCana and its subsidiaries may be granted Performance Share Units ("PSUs").

        The value of each PSU is based on the value of an EnCana Common Share. When a dividend is paid on EnCana Common Shares, each participant's PSU account is allocated additional PSUs equal to the dividends paid on an equivalent number of EnCana Common Shares divided by the market price of EnCana Common Shares.

        The PSU Plan is highly performance oriented. Performance is measured over a period of three years, based upon the Corporation's total shareholder return relative to a North American peer comparison group. If, at the end of the three calendar year period which commenced January 1, 2003, EnCana's relative total shareholder return is below the median of the comparison group, the units awarded will be forfeited. If EnCana's relative total shareholder return is at or above the median of the comparison group, the value of PSUs will be paid in cash or in EnCana Common Shares, as set out in a grant agreement, to each participant and shall be determined by EnCana's relative ranking, with payments ranging from one to a maximum of two times the market price of an equivalent number of EnCana Common Shares if EnCana achieves total shareholder returns at the top of the North American peer comparison group. The PSUs granted in 2003 provide that payments will be made in cash only.

Compensation of the President & Chief Executive Officer

        Mr. G. Morgan's compensation has the same performance related components as those described for the Named Executive Officers: base salary, High Performance Results Awards, stock options and PSUs.

        Mr. G. Morgan has a High Performance Results Award eligibility of 0 - 100 percent of annual salary and he is also eligible for additional awards for significant value added to EnCana beyond annually established objectives.

        The President & Chief Executive Officer's responsibility is the overall direction and leadership of the business and affairs of the Corporation in order to:

  •
  Develop and execute a corporate strategy designed to achieve sustained, profitable growth with an objective of maximizing shareholder value which takes into account the opportunities and risks of the business;

  •
  Achieve performance targets and objectives aligned with the strategic plan;

  •
  Foster best practices in corporate governance;

  •
  Identify all significant risks to the Corporation's assets and ensure that procedures are established to mitigate the impact of the risks in the best interest of shareholders;

  •
  Maintain high standards for environment, health and safety performance;

  •
  Manage the Corporation's affairs with a view to balancing short-term growth and strategic position;

  •
  Steward the Corporation's operating and capital expenditures;

  •
  Foster a corporate culture that promotes ethical practices and encourages individual integrity and social responsibility, building a strong reputation as a principled corporation;

  •
  Provide for corporate management succession and development including monitoring corporate management performance against high performance contracts; and

  •
  Ensure that EnCana is an "employer of choice" enabling the hiring and retention of the best people.

        Mr. G. Morgan was granted a High Performance Results Award of $2,600,000, of which 25 percent will be paid in EnCana Common Shares, as a result of achieving the above responsibilities plus EnCana's outstanding performance in 2003, including:

  Strategic Leadership

  •
  Realignment of the Corporation's strategic plan to focus on North America and resource plays with future upside from international exploration and development in a limited number of countries, with future growth of reserves and production identified;

  •
  Addition of the high potential Cutbank Ridge resource play;

  •
  Acquisition success including acquiring operatorship and increasing EnCana's interest in Scott and Telford, adding Vintage assets in Ecuador and Savannah in Texas;

  •
  Successful dispositions, including Syncrude, Cold Lake and Express Pipelines, Llano and Montana properties to concentrate on core, higher return opportunities; and

  •
  Launch of EnCana's unique Corporate Constitution and Corporate Responsibility Policy.

        Operating Performance*

  •
  Industry leading proven reserves growth of 12 percent to 2,359 MMBOE, net after production;

  •
  Reserve replacement of 203 percent was achieved, essentially all through the drill bit and upward revisions;

  •
  Reserve replacement costs of US$8.75/BOE; and

  •
  Increased production by more than 9 percent with total sales volumes (on an after royalties basis) of 650 MBOE/d up from 594 MBOE/d in 2002.

        Financial Performance*

  •
  Cash flow, from continuing operations of US$4,420 million or US$9.21 per share (on a diluted basis);

  •
  Net earnings, from continuing operations of US$2,167 million or US$4.52 per share (on a diluted basis);

  •
  Industry leading operating expenses and administration costs of US$4.11/BOE; and

  •
  Return on capital employed of 17 percent.

*
For disclosure with respect to the methods of calculation of BOEs, reserve replacement and reserve replacement costs, see Appendix "C".

        Based on the most recent available market data, Mr. G. Morgan's salary for 2003 is estimated to be at the 60th percentile of the North American oil and gas industry peer group. Also, based on the most recent available market data (bonuses paid in 2003 for 2002 performance), Mr. G. Morgan's actual 2003 total direct compensation (salary, results award and long-term incentives) is estimated to be at approximately the 50th percentile of the North American oil and gas industry peer group.

Share Ownership

        Effective October 23, 2003 EnCana adopted share ownership guidelines for senior executive officers which are:

• President & Chief Executive Officer	4 times base salary
• Executive Vice-Presidents	2 times base salary

        In calculating ownership in EnCana, the value of Common Shares owned, Deferred Share Units awarded and Performance Share Units granted, but unpaid, will be included and stock options granted will be excluded. The guidelines are to be satisfied within a period of the later of five years from their adoption or the officer's appointment. As at December 31, 2003 the President & Chief Executive Officer and seven of the eight senior executive officers met or exceeded the share ownership guidelines.

        Submitted on behalf of the Human Resources and Compensation Committee:

R.F. Haskayne, O.C., Chair	M.A. Grandin
R.S. Cunningham	J.M. Stanford
I.W. Delaney

Summary Compensation Table

        The following table summarizes the compensation paid by EnCana to the Chief Executive Officer of the Corporation and the four most highly compensated executive officers (the "Named Executive Officers") who were serving as executive officers on December 31, 2003.

				Long-Term Compensation

				Awards
				Securities
				under
				Options/	Restricted Shares or		Payouts
		Annual Compensation(1)		SARs	Restricted Share Units
				Granted			LTIP Payouts	All Other
Name and Principal Positions	Year	Salary	Bonus(2)	#(3)	#(4)(5)	$	$(6)	Compensation(7)

Gwyn Morgan	2003	$1,287,500	$2,600,000	50,000	16,250	$755,625	–	$79,650
President & Chief Executive	2002	$1,181,667	$2,500,000	300,000	101,000	$5,035,170		$64,779
Officer, EnCana	2001	$950,000	$2,500,000	155,000	1,000	$62,500	–	$47,500
							–
Randall K. Eresman	2003	$850,000	$1,287,500	30,000	9,750	$453,375	–	$53,400
Executive Vice-President & Chief	2002	$600,000	$1,137,500	80,000	25,000	$1,243,750		$33,689
Operating Officer, EnCana	2001	$475,000	$771,023	100,000	–	–	–	$23,750
							–
Roger J. Biemans	2003	$489,904	$761,250	15,000	4,875	$226,688	–	$18,340
Executive Vice-President, EnCana &	2002	$402,051	$637,814	50,000	–	–		$14,410
President, EnCana Oil & Gas	2001	$369,570	$583,799	20,000			–	$13,100
(USA) Inc.					–	–
							–
John D. Watson	2003	$493,750	$467,500	15,000	4,875	$226,688	–	$32,010
Executive Vice-President & Chief	2002	$450,000	$712,500	65,000	15,000	$746,250		$26,342
Financial Officer, EnCana	2001	$380,000	$616,818	35,000	–	–	$61,817	$19,000
							–
Gerald J. Macey	2003	$493,750	$430,000	15,000	4,875	$226,688	$963,944	$32,010
Executive Vice-President, EnCana &	2002	$425,000	$623,440	65,000	25,000	$1,243,750	–	$24,600
President, International New Ventures	2001	$321,667	$162,500	50,000	–	–	$637,598	$17,056
Exploration

(1)
"Other Annual Compensation" has not been included in the Summary Compensation Table and is not greater than the lesser of $50,000 and 10 percent of President & Chief Executive Officer and Named Executive Officer's salary and bonus for the fiscal year.

(2)
"Bonus" includes the portion of High Performance Results Awards paid in cash and EnCana Common Shares.

(3)
"Securities under Options/SARs Granted" refers to stock options granted to the President & Chief Executive Officer and the Named Executive Officers.

(4)
"Restricted Share Units" granted in 2002 refers to the number of deferred share units ("DSUs") granted on December 18, 2002 under the Deferred Share Unit Plan (the "DSU Plan") and their value as at the date of grant. Each DSU is equal in value to an EnCana Common Share. The DSUs granted under the DSU Plan vest equally on April 17, 2003, 2004 and 2005. Additional DSUs are allocated to reflect notional dividend equivalents under the DSU Plan. Following termination of employment of the participant and by December 15th of the first calendar year thereafter, the value of the DSUs credited to the participant's account is calculated by multiplying the number of DSUs in the participant's account by the then market value of an EnCana Common Share. The after-tax amount is paid to the participant. Mr. G. Morgan's Restricted Share Units also include 2,000 DSUs granted as a director of AEC, which vested immediately and, together with dividend entitlements, converted to 2,963 EnCana DSUs effective April 5, 2002. The value of the DSUs as at December 31, 2003, based on a Common Share price of $51.00, was Morgan — $5,294,388, Eresman — $1,285,274, Biemans — $0, Watson — $771,164 and Macey — $1,285,274. Grants of DSUs have been replaced with grants of PSUs.

(5)
"Restricted Share Units" granted in 2003 refers to the number of performance share units ("PSUs") granted on July 16, 2003 under the Performance Share Unit Plan (the "PSU Plan") and their value as at the date of grant. The PSUs granted under the PSU Plan may be payable or be forfeited on July 16, 2006 dependent on EnCana's relative total shareholder return. Additional PSUs granted under the PSU Plan are allocated to reflect notional dividend equivalents under the PSU Plan. The value of PSUs as at December 31, 2003, based on a Common Share price of $51.00, was Morgan — $833,683, Eresman — $500,210, Biemans — $250,105, Watson — $250,105 and Macey — $250,105.

(6)
"LTIP Payouts" refer, in the case of former AEC executives, to Incentive Compensation Units previously awarded by AEC but which were replaced with High Performance Results Awards and, in the case of former PanCanadian executives, to payments from the Senior Executive Performance Incentive Plan ("SEPIP") of PanCanadian which has been discontinued. Mr. Macey's 2003 payout was a deferred cash payment resulting from the PanCanadian stock option plan provided in 2001 subject to continued employment.

(7)
"All Other Compensation" represents the Corporation's matching contribution of 5 percent of salary to the EnCana Investment Plan for employees in the form of Common Shares, plus premiums for personal life insurance and flex credits under the Corporation's flexible benefits plan.

Option/SAR Grants during the most recently completed financial year

		% of Total
	Common Shares	Options/SARs		Market Value of
	Under Options/SARs	Granted to		Common Shares On
	Granted	Employees in	Exercise Price	the Date of Grant	Expiration
Name and Principal Positions	(#)	Financial Year	($/Common Share)	($/Common Share)	Date
Gwyn Morgan(1)(2)	50,000	0.79%	$47.80	$47.80	April 22/08
President & Chief Executive Officer, EnCana

Randall K. Eresman(1)(2)	30,000	0.47%	$47.80	$47.80	April 22/08
Executive Vice-President & Chief Operating Officer, EnCana

Roger J. Biemans(1)(2)	15,000	0.24%	$47.80	$47.80	April 22/08
Executive Vice-President, EnCana & President, EnCana Oil & Gas (USA) Inc.

John D. Watson(1)(2)	15,000	0.24%	$47.80	$47.80	April 22/08
Executive Vice-President & Chief Financial Officer, EnCana

Gerald J. Macey(1)(2)	15,000	0.24%	$47.80	$47.80	April 22/08
Executive Vice-President, EnCana & President, International New Ventures Exploration

(1)
Options granted under the ESOP Plan vest 30 percent on the first anniversary, 60 percent on the second anniversary and 100 percent on the third anniversary of the grant.

(2)
The President & Chief Executive Officer and Named Executive Officers received options granted on April 22, 2003 based on the EnCana share price at the close of business on April 21, 2003.

Aggregated Option/SAR Exercises during the most recently completed financial year and financial year-end Option/SAR Values

			Unexercised Options/SARs at		Value of Unexercised In-the-Money
			Financial Year-End		Options/SARs at Financial Year-End*
	Securities	Aggregate
	Acquired	Value		Non-		Non-
	On Exercise	Realized	Exercisable	Exercisable	Exercisable	Exercisable
Name and Principal Positions	(#)	($)	(#)	(#)	($)	($)
Gwyn Morgan	148,736	$3,925,726	472,760	260,000	$5,151,013	$716,500
President & Chief Executive Officer, EnCana

Randall K. Eresman	14,000	$343,560	282,432	86,000	$3,462,550	$244,400
Executive Vice-President & Chief Operating Officer, EnCana

Roger J. Biemans	39,160	$809,186	81,824	50,000	$1,471,467	$140,750
Executive Vice-President, EnCana & President, EnCana Oil & Gas (USA) Inc.

John D. Watson	0	$0	167,004	60,500	$2,662,807	$168,575
Executive Vice-President & Chief Financial Officer, EnCana

Gerald J. Macey	117,800	$3,652,243	129,500	60,500	$1,717,175	$168,575
Executive Vice-President, EnCana & President, International New Ventures Exploration

*
"Value of Unexercised In-the-Money Options/SARs at Financial Year-End" is based on the December 31, 2003 closing price of $51.00 on the TSX.

Pension Plan Table — EnCana Corporation

	Years of Service
Final Average Pensionable Earnings	15	20	25	30	35	40
$ 300,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$ 400,000	$120,000	$160,000	$200,000	$240,000	$280,000	$320,000
$ 500,000	$150,000	$200,000	$250,000	$300,000	$350,000	$400,000
$ 600,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$ 700,000	$210,000	$280,000	$350,000	$420,000	$490,000	$560,000
$ 800,000	$240,000	$320,000	$400,000	$480,000	$560,000	$640,000
$ 900,000	$270,000	$360,000	$450,000	$540,000	$630,000	$720,000
$1,000,000	$300,000	$400,000	$500,000	$600,000	$700,000	$800,000
$1,100,000	$330,000	$440,000	$550,000	$660,000	$770,000	$880,000
$1,200,000	$360,000	$480,000	$600,000	$720,000	$840,000	$960,000
$1,300,000	$390,000	$520,000	$650,000	$780,000	$910,000	$1,040,000
$1,400,000	$420,000	$560,000	$700,000	$840,000	$980,000	$1,120,000
$1,500,000	$450,000	$600,000	$750,000	$900,000	$1,050,000	$1,200,000
$1,600,000	$480,000	$640,000	$800,000	$960,000	$1,120,000	$1,280,000
$1,700,000	$510,000	$680,000	$850,000	$1,020,000	$1,190,000	$1,360,000
$1,800,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000	$1,440,000
$1,900,000	$570,000	$760,000	$950,000	$1,140,000	$1,330,000	$1,520,000
$2,000,000	$600,000	$800,000	$1,000,000	$1,200,000	$1,400,000	$1,600,000

        The foregoing amounts only apply for retirement at age 60 and are reduced in the event of retirement before that date. The full years of credited service to date are: Morgan — 37; Eresman — 25; Biemans — 1; Watson — 31; and Macey — 22. The pension plan provides for 2 percent of five year final average pensionable earnings (salary plus bonus to a maximum of 40 percent of salary) for each year of credited service. Pensions are payable for life, but are guaranteed for 10 years for single participants. For married participants, a 60 percent surviving spouse pension is payable. Total pension payments to the participant and spouse are guaranteed for a minimum of five years. For the President & Chief Executive Officer, average pensionable earnings is salary plus bonus to a maximum of 67 percent of salary earned over five years commencing January 1, 2002. For the Named Executive Officers who were former AEC senior executives, average pensionable earnings is salary plus bonus (to a maximum of 40 percent of salary) earned over five years commencing January 1, 2002. In the event of retirement prior to December 31, 2006, bonus will only be included in pensionable earnings for the number of years which have elapsed from January 1, 2002.

Employment Agreements

        EnCana has agreements with the President & Chief Executive Officer and with the Named Executive Officers that provide for the payment of certain severance benefits if a change in control of EnCana occurs and, within a three-year period following the change in control, the individual's employment is terminated by EnCana for other than cause, disability, retirement or death, or by the individual for certain specified reasons such as a change in responsibilities, or a reduction in salary and benefits except for across-the-board reductions similarly affecting all other senior executives of the Corporation.

        An individual terminated following a change in control, pursuant to these agreements, will receive a lump sum severance payment equal to the base salary and bonus that would have been earned by that individual through the end of the severance period. In the case of the President & Chief Executive Officer, the severance period is 36 months. In the case of the Named Executive Officers, the period is 24 months. In addition to the lump sum payments, the agreements provide that the President & Chief Executive Officer and the Named Executive Officers are entitled to the continuation of insurance plan benefits, the accrual of pensionable service, the continuation of perquisites for the duration of the severance period and immediate vesting of all stock options to purchase EnCana Common Shares granted under the ESOP Plan.

PERFORMANCE CHART

        The following chart illustrates changes over the past five year period in cumulative total shareholder return, assuming an actual investment with all dividends reinvested, in Common Shares of EnCana (formerly named PanCanadian Energy Corporation) or its predecessor, PanCanadian Petroleum Limited, on the S&P/TSX Composite Index and the S&P 500.

CUMULATIVE TOTAL SHAREHOLDER RETURN
($100 invested in Base Period)

As at December 31	1998	1999	2000	2001	2002	2003	5-Year Compound Average Growth Rate
ECA Common Shares	100	135	248	275	327	345	28%
TSX Composite Index	100	131	141	123	108	137	6%
S&P 500	100	121	110	97	76	97	-1%

COMPENSATION OF DIRECTORS

        During 2003, each director was paid an annual retainer of $30,000, pro-rated for periods of partial service, which was paid in quarterly installments. The President & Chief Executive Officer received no compensation for serving as a director of the Corporation. For each meeting of the Board, a fee of $1,500 was paid to each director who attended in person, by telephone or by videoconference. For each meeting of a Committee of the Board, a fee of $1,500 was paid to each Committee member who attended in person, by telephone or by videoconference. Committee chairs received a supplemental fee of $7,500 per annum, paid in quarterly installments. The chair of the Audit Committee receives a further supplemental fee of $7,500 per annum, paid in quarterly installments. Directors receive no compensation to prepare for EnCana Board or Committee meetings. For each meeting of the Board or a Committee thereof, where a director was required to travel to a meeting outside of the geographic region in which the director has his or her usual place of residence, an additional fee equal to the normal meeting fee was paid to the director.

        The non-executive Chairman of the Board also received an annual retainer of $250,000, paid in quarterly installments.

        The Corporation has adopted share ownership guidelines for directors requiring each director, by the later of July 1, 2006 and five years following the individual becoming a director of the Corporation, to purchase Common

Shares of the Corporation or hold Deferred Share Units ("DSUs") in an amount at least equal in value, based on the market price of the Common Shares, to five times the annual retainer received by a director in such capacity.

        EnCana has a Directors' Stock Option Plan (the "DSOP") approved by shareholders under which each non-employee director receives an initial grant of options to purchase 15,000 EnCana Common Shares upon election or appointment to the Board and an annual grant of options to purchase 7,500 EnCana Common Shares following each annual meeting of shareholders of EnCana at which directors are elected. Options granted under the DSOP vest on the earlier of the next annual meeting of shareholders of the Corporation after the grant date at which directors of the Corporation are elected, the first anniversary of the grant date or the retirement of the director. Non-employee directors received the annual grant of 7,500 options in 2003 if they joined the Board prior to October 23, 2003 other than Ms. J.L. Peverett who received an initial grant of 15,000 options.

        Effective October 23, 2003, the Corporation discontinued further grants under the DSOP.

        EnCana has a Deferred Share Unit Plan for Directors of EnCana Corporation (the "Directors' DSU Plan"). Under the Directors' DSU Plan non-employee directors receive an initial grant of 1,500 DSUs on the third business day following the date on which the director is first elected or appointed to the Board and an annual grant of 1,500 DSUs at the beginning of each year thereafter. DSUs granted under the Directors' DSU Plan vest immediately. Newly appointed or elected directors receive their initial grant upon joining the Board. Directors may elect to take all or a portion of their annual retainer and meeting fees in the form of DSUs. When a dividend is paid on EnCana Common Shares, each participant's DSU account is allocated with additional DSUs equal in value to the dividend paid on an equivalent number of EnCana Common Shares. Following cessation of the participant's directorship and by December 15th of the first calendar year thereafter, the value of the DSUs credited to the participant's account is calculated by multiplying the number of DSUs in the participant's account by the then market value of an EnCana Common Share. The after-tax amount is paid in cash to the participant.

        Following the decision to discontinue grants under the DSOP and, effective October 23, 2003, the Directors' DSU Plan was amended to provide for an additional annual grant of 2,000 DSUs to each non-employee director on the third business day following the annual meeting of shareholders of the Corporation at which directors of the Corporation are elected and to increase the initial grant to 5,500 DSUs for each non-employee director on the third business day following the date on which the director is first elected or appointed to the Board.

Compensation Provided to Non-Employee Directors in 2003

		Committee	Board	Committee			Stock
		Chair	Meeting	Meeting			Options	DSUs
Name	Board Retainer	Fee	Fee	Fee	Travel Fee	Total Fees Paid	Granted(5)	Granted(6)
Michael N. Chernoff	$30,000	–	$13,500	$12,000	–	$55,500	7,500	1,500
Ralph S. Cunningham(1)	$5,380	–	$3,000	–	$1,500	$9,880	–	5,500
Patrick D. Daniel	$30,000	–	$12,000	$16,500	–	$58,500	7,500	1,500
Ian W. Delaney	$30,000	–	$12,000	$10,500	$7,500	$60,000	7,500	1,500
William R. Fatt	$30,000	–	$12,000	$12,000	$7,500	$61,500	7,500	1,500
Michael A. Grandin	$30,000	$7,500	$12,000	$19,500	–	$69,000	7,500	1,500
Barry W. Harrison	$30,000	$15,000	$13,500	$21,000	–	$79,500	7,500	1,500
Richard F. Haskayne, O.C	$30,000	$7,500	$13,500	$16,500	–	$67,500	7,500	1,500
John C. Lamacraft(2)	$9,396	–	$6,000	$7,500	$3,000	$25,896	–	1,500
Dale A. Lucas	$30,000	–	$13,500	$18,000	–	$61,500	7,500	1,500
Ken F. McCready	$30,000	–	$13,500	$12,000	–	$55,500	7,500	1,500
Valerie A.A. Nielsen	$30,000	$7,500	$13,500	$13,500	–	$64,500	7,500	1,500
David P. O’Brien(3)	$280,000	$7,500	$13,500	$39,000	–	$340,000	7,500	1,500
Jane L. Peverett(4)	$13,696	–	$4,500	$4,500	–	$22,696	15,000	1,500
Dennis A. Sharp	$30,000	–	$13,500	$15,000	–	$58,500	7,500	1,500
T. Don Stacy(2)	$9,396	$2,349	$3,000	$7,500	$3,000	$25,245	–	1,500
James M. Stanford	$30,000	$5,151	$13,500	$19,500	–	$68,151	7,500	1,500

(1)
Appointed to the Board on October 27, 2003.

(2)
Retired from the Board on April 23, 2003.

(3)
Board retainer includes additional retainer as Chairman.

(4)
Appointed to the Board on July 17, 2003.

(5)
Future grants of options were discontinued October 23, 2003.

(6)
Excludes that portion of retainer and fees elected to be paid in the form of DSUs and excludes additional DSUs granted in lieu of dividends on the DSUs previously granted.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        The Corporation carries, on its own behalf and on behalf of its subsidiaries, a Directors' and Officers' Liability Policy. The Policy has an aggregate coverage limit of US$200,000,000 in each policy year, subject to a corporate deductible of US$1,000,000 on each loss. The annual premium paid by the Corporation in 2003 in respect of its directors and officers as a group was US$2,723,595. This premium was for a 13 month term, April 5, 2003 to May 1, 2004, to coincide with the corporate insurance program.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The Corporation's Board and management support the Guidelines for Corporate Governance adopted by the Toronto Stock Exchange ("TSX") in 1995 (the "TSX Guidelines") and the Corporation's approach to corporate governance is in full compliance with the TSX Guidelines. The TSX published proposed amendments to the TSX Guidelines in April 2002 and November 2002 which have not, at the date of this Information Circular, been adopted.

        On January 16, 2004, the Canadian provincial securities regulators published in final form three new Multilateral Instruments related to CEO and CFO certification of disclosure, the independence, effectiveness and transparency of audit committees and an oversight board for auditors of public companies. It is expected that the instruments will be adopted on or about March 30, 2004.

        Also on January 16, 2004, Canadian securities regulators (other than the British Columbia and Quebec regulators) published for comment a proposed policy recommending as best practices certain corporate governance standards (the "Proposed Policy") and a proposed Multilateral Instrument establishing related disclosure requirements (the "Proposed Instrument"). It is expected that the Proposed Policy and Proposed Instrument will replace the TSX Guidelines.

        The New York Stock Exchange ("NYSE") in November 2003 adopted a number of changes to its standards for companies listed on the NYSE, such as the Corporation. Most of the NYSE corporate governance listing standards are not mandatory for the Corporation as a non-U.S. company, but the Corporation is required to disclose the significant differences between its corporate governance practices and the requirements applicable to United States companies listed on the NYSE. Except as summarized on EnCana's website www.encana.com, the Corporation is in compliance with the NYSE requirements in all significant respects. The Corporation is also required to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules adopted by the United States Securities and Exchange Commission ("SEC") pursuant to that Act.

        EnCana seeks to attain high standards of corporate governance and believes that it has adopted "best practices" in developing its approach to corporate governance. The Nominating and Corporate Governance Committee of the Board continues to monitor the Proposed Policy, the Proposed Instrument and other changes in applicable laws including those adopted under the Sarbanes-Oxley Act of 2002 and will take appropriate action in response to any new standards which are established.

        The following statement of the Corporation's existing corporate governance practices is responsive to the TSX Guidelines. Comments are also included in respect of the applicable provisions of the Sarbanes-Oxley Act of 2002.

1.
The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation, and as part of the overall stewardship responsibility, should assume responsibility for the following matters:

  The Board of EnCana has plenary power and exercises overall responsibility for the management and supervision of the affairs of the Corporation. The Board, through its guidelines, has established administrative procedures which prescribe the rules governing the approval of transactions carried out in the course of the Corporation's operations, the delegation of authority and the execution of documents on behalf of the Corporation. The Board reviews and approves various matters, including the appointment of corporate officers, as well as the annual capital and operating budgets and authorization of unbudgeted investments and divestitures above a specified dollar threshold. The Board's expectations of management of the Corporation are communicated directly to management and through Committees of the Board. More specifically, the Board assumes the following principal responsibilities:

  a.
  Adoption of a strategic planning process.

    The Board annually reviews and approves EnCana's strategic plan. Key objectives of the strategic plan, as well as quantifiable operating and financial targets, and systems for the identification, monitoring, and mitigation of principal business risks, are incorporated into the annual strategy review. The Board discusses and reviews all materials relating to the strategic plan with management. Management must seek the Board's approval for any transaction that would have a significant impact on the strategic plan.

  b.
  The identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks.

    As part of its mandate, the Board is responsible for ensuring that a system is in place to identify the principal risks to the Corporation and to monitor the process to manage such risks. The Audit Committee reviews and approves management's identification of principal financial risks and meets regularly to review reports and discuss significant risk areas with the internal and external auditors.

  c.
  Succession planning, including appointing, training and monitoring senior management.

    As part of its mandate, the Board focuses on the integrity, quality, and continuity of management required to attain the Corporation's goals. This includes appointing the Chief Executive Officer and monitoring the Chief Executive Officer's performance against a set of mutually agreed upon corporate objectives. The Human Resources and Compensation Committee (the "HRC Committee") reviews and provides recommendations to the Board on succession planning, on senior management development and on the performance of management in relation to the accomplishment of their annual objectives. Annually, the HRC Committee measures management's performance and total compensation against the combined set of objectives comprised in the annual budget and the strategic plan. The Board supports management's commitment to training and developing all employees.

  d.
  A communications policy for the corporation.

    The Board annually reviews a communications policy in relation to shareholders, employees, financial analysts, the media and other stakeholders. The purpose of the policy is to clearly outline procedures and practical guidelines for the consistent, transparent, regular and timely public disclosure and dissemination of material and non-material information about EnCana and its subsidiaries. The Board receives regular reports on key communications issues. Procedures are in place to facilitate feedback from shareholders. The Corporation's transfer agent, CIBC Mellon Trust Company, has a toll-free number (1-800-387-0825) to assist shareholders. Shareholders may also send comments via email to investor.relations@encana.com. In addition, EnCana provides detailed information on its business, operating, and financial results on its website www.encana.com. EnCana's news releases and other prescribed documents are available on the electronic database maintained by Canadian securities authorities known as "SEDAR" www.sedar.com and by United States securities authorities known as "EDGAR" www.sec.gov.

  e.
  The integrity of the corporation's internal control and management information systems.

    The Audit Committee reviews and provides recommendations to the Board on the adequacy of EnCana's internal control system and ensures that management, the external auditors and the internal auditors, provide to the Audit Committee an annual report on the Corporation's control environment as it pertains to the Corporation's financial reporting process and controls.

2.
The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to materially interfere with the director's ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding. A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

  The Board is currently composed of 16 directors, 15 of whom are non-management, unrelated directors. Mr. G. Morgan, EnCana's President & Chief Executive Officer, is the only Board member who is a member of the Corporation's management. EnCana does not have a significant shareholder.

3.
The application of the definition of "unrelated director" to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

  The Board is responsible for determining whether or not each director is an unrelated director. In making this determination, the Board considers all relationships of the directors with the Corporation, including business, family and other relationships. The Board has determined that Mr. G. Morgan is related due to his position as President & Chief Executive Officer of the Corporation.

  The Board has also determined that the remainder of the proposed directors are non-management, unrelated directors on the basis that such directors are free from any interest and any business or other relationship which could or could reasonably be perceived to materially interfere with the director's ability to act with a view to the best interests of EnCana.

4.
The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e. non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

  The Board has appointed a Nominating and Corporate Governance Committee (the "NCG Committee"). The NCG Committee is comprised exclusively of non-management and unrelated directors. The NCG Committee's mandate includes assessing and recommending new nominees to the Board. In assessing new nominees, the NCG Committee seeks to ensure that there is a sufficient range of skills, expertise and experience to ensure that the Board can carry out its mandate and functions effectively. The NCG Committee receives and evaluates suggestions for candidates from individual directors, the President & Chief Executive Officer and from professional search organizations.

5.
Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

  The NCG Committee undertakes periodic surveys of all directors to allow each director to provide input to enable the NCG Committee to assess the effectiveness of the Board and Committees of the Board. In addition, the Chairman of the NCG Committee meets periodically with each director to discuss the effectiveness of the Board, Committees of the Board and each such director. The Vice-Chairman of the NCG Committee also meets periodically with the Chairman of the NCG Committee to discuss his effectiveness as the Chair of the Board, Chairman of the NCG Committee, and as a member of the Board. The NCG Committee assesses the adequacy of information given to directors, communication between the Board and management and the processes of the Board and Committees. The NCG Committee recommends changes to enhance the performance of the Board based on its assessments.

6.
Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

  The NCG Committee is responsible for and has implemented procedures for the orientation and education of new Board members concerning their role and responsibilities and for the continued development of existing members of the Board.

7.
Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

  The Board is required to establish appropriate practices for the regular evaluation of the effectiveness of the Board, its Committees and its members.

  The NCG Committee is expected to, among other things, give consideration to the appropriate size of the Board for the ensuing year and, on a periodic basis, oversee the evaluation of, assess and consider the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual members.

  In 2003, Ms. J.L. Peverett and Mr. R.S. Cunningham were added to the Board, bringing the total number of members to 16. The Board believes that the current size and composition of the Board is sufficient to provide a diversity of expertise to allow for effective committee organization, yet small enough to facilitate efficient meetings and decision-making.

8.
The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risks involved in being an effective director.

  The Board reviews the adequacy and form of the directors' compensation to ensure that it realistically reflects the responsibilities and risks involved in being a director of EnCana.

  The Board has also appointed the HRC Committee which is comprised exclusively of non-management, unrelated directors. The HRC Committee reviews, reports and provides recommendations to the Board on the compensation of the Chief Executive Officer and the appointment and compensation of other officers, succession plans for officers, the compensation policy for all other employees, the approval of all long-term incentive grants and annual High Performance Results awards.

  Lastly, the NCG Committee recommends to the Board, for approval, the directors' compensation and the remuneration for the non-executive Chair of the Board. See pages 18 and 19 of this Information Circular for information relating to the compensation received by the directors in 2003.

9.
Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees such as the executive committee, may include one or more inside directors.

  The Board annually appoints members to Committees with mandates in the following six areas: Nominating and Corporate Governance Committee; Audit Committee; Corporate Responsibility, Environment, Health and Safety Committee; Human Resources and Compensation Committee; Pension Committee; and Reserves Committee. Current mandates for each of the Committees are available on the Corporation's website www.encana.com.

  The EnCana Committees are composed solely of outside directors, all of whom are unrelated directors. The EnCana Committees meet regularly without management members in attendance.

10.
Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation's approach to governance issues. This committee would, among other things, be responsible for the corporation's response to these governance guidelines.

  The NCG Committee is responsible for reviewing, reporting and providing recommendations for improvement to the Board with respect to all aspects of corporate governance including the effectiveness of the Board and Committees of the Board. The Corporation has a Corporate Responsibility Policy and a Business Conduct & Ethics Practice that governs the conduct of EnCana's directors, officers, employees, contractors and consultants; a Policy on Disclosure, Confidentiality and Employee Trading that governs the conduct of all employees, directors and contractors; and Restricted Trading and Insider Guidelines for directors and senior officers. The Corporate Responsibility Policy and the Business Conduct & Ethics Practice are available on the Corporation's website www.encana.com. This Committee is responsible for the Statement of Corporate Governance Practices included in this Information Circular. The NCG Committee monitors best practices among major Canadian and U.S. companies to help ensure EnCana continues to carry out high standards of corporate governance.

11.
The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management's responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting and assess the CEO against these objectives.

  EnCana has written guidelines for each of the Board, the President & Chief Executive Officer and the Chair of the Board which are available on the Corporation's website www.encana.com. The Board is responsible for monitoring the Chief Executive Officer's performance against a set of mutually agreed corporate objectives directed at maximizing shareholder value. The Board has clearly defined the limits to management authority.

12.
Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the "lead director". Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board's relationship to management to a committee of the board.

  The Chair of the Board of EnCana is not a member of management. Furthermore, the Chair of the Board is required to ensure that the Board is properly organized, functions effectively and meets its obligations and responsibilities including those relating to corporate governance matters. EnCana's Board holds in camera sessions, without management members in attendance, at all regularly scheduled Board meetings. The Chair of the Board acts as the chair of such meetings.

  Lastly, the NCG Committee is responsible for reviewing the relationship between management and the Board and making recommendations with respect to such relationship where and when it is deemed appropriate.

13.
The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties.

  The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

  All of the Audit Committee members are outside, unrelated directors.

  According to the TSX, an acceptable definition of "financial literacy" is the ability to read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto. An acceptable definition of "accounting or related financial experience" is the ability to analyze and interpret a full set of financial statements, including the notes attached thereto, in accordance with Canadian generally accepted accounting principles. All of the members of the Audit Committee are "financially literate" under the definition set out above and at least one member of the Audit Committee has accounting or related financial experience.

  The SEC requires a company, like the Corporation, that files reports under the U.S. Securities Exchange Act of 1934 to disclose annually whether its board of directors has determined that there is at least one "audit committee financial expert" on its audit committee, and if so, the name of the audit committee financial expert. The rule defines "audit committee financial expert" to mean a person who has the following attributes:

    •
    an understanding of financial statements and, in the case of the Corporation, Canadian generally accepted accounting principles;

    •
    the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

    •
    experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company's financial statements, or experience actively supervising one or more persons engaged in such activities;

    •
    an understanding of internal controls and procedures for financial reporting; and

    •
    an understanding of audit committee functions.

  One Audit Committee member, Ms. J.L. Peverett, has been determined by the Board to be an "audit committee financial expert" as that term is defined by the SEC.

  The SEC further requires, pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, that each member of a company's audit committee be independent. In order to be considered independent for purposes of this Rule, a member may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee:

    •
    accept any consulting, advisory or other compensatory fee from the issuer or any subsidiary thereof; or

    •
    be an affiliated person of the issuer or any subsidiary thereof.

  All of the Audit Committee members are "independent" as that term is defined by the SEC.

  The Audit Committee has adopted a mandate which sets out the Committee's duties and responsibilities including the following: the engagement, evaluation, remuneration and termination of the external auditor; reviewing and discussing the Corporation's annual audited and quarterly unaudited financial statements with management and the independent auditor; providing an avenue of communication among the external auditors, management, the internal auditing department, and the Board; establishing and reviewing procedures to receive and address complaints received by the Corporation regarding accounting, internal accounting controls or audit matters and to receive and address anonymous and confidential submissions by employees of the Corporation regarding accounting or auditing matters; discussing guidelines and policies to govern the process by which financial risk assessment and financial risk management is undertaken; regularly reporting to the Board on issues that arise with respect to the quality and integrity of the Corporation's financial statements; and the determination of which non-audit services the external auditor is prohibited from providing. The Audit Committee mandate specifies that the external auditors shall report directly to the Audit Committee in its capacity as a committee of the Board. The Board reviews and re-assesses this mandate on an annual basis.

  The Audit Committee meets regularly in camera with the internal auditor and the external auditor. The Audit Committee's mandate requires that the Committee meet regularly with the external auditor without management present.

14.
The board of directors should implement a system which enables an individual director to engage an outside adviser at the expense of the corporation in appropriate circumstances. The engagement of the outside adviser should be subject to the approval of an appropriate committee of the board.

  In performing its responsibilities, provisions exist for the Board, a Committee of the Board or an individual director, as required, to consult with the NCG Committee with respect to engaging an external adviser at the expense of the Corporation. The Audit Committee and the HRC Committee are entitled to retain external advisers, at the expense of the Corporation, without consulting with the NCG Committee.

OTHER MATTERS

        The management of the Corporation is aware of no business to be presented for action by the shareholders at the Meeting other than that mentioned herein or in the Notice of Meeting.

SHAREHOLDER PROPOSALS

        The Carpenter's Local 27 Benefit Trust Fund had submitted a shareholder proposal which has been withdrawn based on EnCana agreeing to consider certain concerns raised in connection with the proposal. The withdrawn proposal dealt generally with the utilization of performance and time-based restricted share programs in developing future senior executive equity compensation plans similar to the Performance Share Unit Plan adopted by EnCana in 2003.

        The final date by which the Corporation must receive shareholder proposals for the annual meeting of shareholders of the Corporation to be held in 2005 is December 17, 2004. All proposals should be sent by registered mail to the Corporate Secretary, EnCana Corporation, 1800, 855 - 2 Street S.W., P.O. Box 2850, Calgary, Alberta T2P 2S5.

ADDITIONAL INFORMATION

        For those Common Shareholders who cannot attend the Meeting in person, EnCana has made arrangements to provide a live webcast of the Meeting. Details on how Common Shareholders may access the proceedings on the webcast will be found on the EnCana website www.encana.com and will also be provided in a news release prior to the Meeting.

        The Corporation will provide, without charge to a security holder, a copy of the Corporation’s latest Annual Information Form and any documents incorporated therein by reference, its 2003 Annual Report to shareholders containing the comparative financial statements for 2003 together with the Auditors’ Report thereon and Management’s Discussion and Analysis, interim financial statements for subsequent periods, and this Information Circular upon request to the Corporate Secretary, EnCana Corporation, 1800, 855 - 2 Street S.W., P.O. Box 2850, Calgary, Alberta T2P 2S5. If you wish, this information may also be accessed on the Corporation’s website www.encana.com.

QUESTIONS AND OTHER ASSISTANCE

        If you have any questions about the information contained in this Information Circular or require assistance in completing your proxy form, please contact Georgeson Shareholder, the Corporation’s proxy solicitation agent, at:

66 Wellington Street West
TD Tower – Suite 5210
Toronto Dominion Centre
P.O. Box 240
Toronto, Ontario, Canada M5K 1J3

Toll Free Number in Canada and U.S.A.:
1-866-800-3054

DIRECTORS’ APPROVAL

        The contents and the sending of this Information Circular have been approved by the directors of the Corporation.

CERTIFICATE

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

GWYN MORGAN President & Chief Executive Officer	JOHN D. WATSON Executive Vice-President & Chief Financial Officer

Calgary, Alberta
March 5, 2004

APPENDIX "A"
ENCANA CORPORATION
BY-LAW NO. 1
Table of Contents

PART EIGHT	INDEMNITY	A-7
8.01	Limitation of Liability	A-7
8.02	Indemnity	A-7
8.03	Insurance	A-8
8.04	Division and Business Unit Officers	A-8
PART NINE	SHARE CERTIFICATES	A-8
9.01	Securities Registrars, Transfer Agents and Dividend Disbursing Agents	A-8
9.02	Deceased Shareholder	A-8
9.03	Lost, Defaced or Destroyed Certificates	A-8
PART TEN	DIVIDENDS AND RIGHTS	A-8
10.01	Dividend	A-8
10.02	Dividend Cheques	A-8
10.03	Non-receipt of Cheques	A-8
10.04	Unclaimed Dividends	A-8
PART ELEVEN	NOTICES	A-9
11.01	Method of Giving Notices	A-9
11.02	Notice to Joint Shareholders	A-9
11.03	Computation of Time	A-9
11.04	Omissions and Errors	A-9
11.05	Persons Entitled by Death or Operation of Law	A-9
PART TWELVE	EFFECTIVE DATE AND REPEAL	A-9
12.01	Effective Date	A-9
12.02	Repeal	A-9

BY-LAW NO. 1

        A By-Law relating generally to the conduct of the business and affairs of EnCana Corporation.

PART ONE

INTERPRETATION

        1.01    Definitions.    In this By-Law, unless the context otherwise requires:

  (a)
  "Act" means the Canada Business Corporations Act and the regulations made thereunder and any statute and regulations that may be substituted therefor, as from time to time amended;

  (b)
  "Articles" means the Articles of Amalgamation of the Corporation as from time to time amended or restated;

  (c)
  "Board" means the board of directors of the Corporation;

  (d)
  "By-Laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;

  (e)
  "Corporation" means EnCana Corporation;

  (f)
  "Recorded Address" means in the case of a shareholder the address as recorded in the securities register; in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the Board, the latest address for such person as recorded in the records of the Corporation or, in the case of a director, in the last notice of directors filed under the Act; and

  (g)
  "Signing Officer" means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by Section 2.01 or by a resolution passed pursuant thereto;

        all terms and expressions defined in the Act and used herein shall have the same meaning herein as in the Act.

        1.02    Construction.    Words importing the singular include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated associations.

PART TWO

BUSINESS OF THE CORPORATION

        2.01    Execution of Instruments.    All instruments and documents of whatsoever kind may be signed on behalf of the Corporation by the Chairman, the Vice-Chairman, the President, a Vice-President or a director together with another one of the foregoing persons or together with the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. The Board may, however, direct the person or persons by whom and the manner in which any particular instrument or document or class of instrument or document may or shall be signed, including the use of facsimile reproductions of signatures and the use of a corporate seal or a facsimile reproduction thereof.

2.02 Corporate Seal. Until changed by the Board, the corporate seal of the Corporation shall be in the form impressed in the margin hereto.

        2.03    Voting Rights in Other Bodies Corporate.    Except when otherwise directed by the Board, Signing Officers may execute and deliver proxies which unless required by applicable law need not be under corporate seal of the Corporation, and arrange for the issuance of any certificate or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such certificate or other evidence shall be in favour of such person or persons as the Signing Officers executing or arranging for the issuance thereof may determine. In addition, the Board, or failing the Board, the Signing Officers of the Corporation, may direct the manner in which and the person or persons by whom any voting rights or class of voting rights shall be exercised.

        2.04    Financial Year.    Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

PART THREE

BORROWING

        3.01    Borrowing Power.    Without limiting the borrowing powers of the Corporation as set forth in the Act, the Board may from time to time:

  (a)
  borrow money on the credit of the Corporation;

  (b)
  issue, reissue, sell, pledge or hypothecate debt obligations of the Corporation;

  (c)
  give a guarantee on behalf of the Corporation to secure performance of an obligation of any person or give, directly or indirectly, financial assistance to any person on behalf of the Corporation by means of a loan, guarantee or otherwise; and

  (d)
  mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

        3.02    Delegation.    The Board may from time to time delegate to one or more director or officer of the Corporation, at least one of whom shall be the Chairman, the Vice-Chairman, the President, the Chief Financial Officer or the Secretary, any or all of the powers set out in Section 3.01 to such extent and in such manner as the Board may determine.

PART FOUR

DIRECTORS' MEETINGS

        4.01    Number of Directors and Quorum.    Subject to the Articles, the number of directors of the Corporation may be fixed from time to time by resolution of the Board. A majority of the directors shall form a quorum of the Board.

        4.02    Meetings of the Board.    Meetings of the Board shall be held from time to time and at such place as the Board, the Chairman of the Board, the President or any two directors may from time to time determine. The

Secretary shall call a meeting of the Board when directed to do so by the Chairman, the Vice-Chairman, the President, a Vice-President or any two directors.

        4.03    Notice.    No notice need be given of the first meeting of the Board following a meeting of shareholders at which directors are elected if such meeting of the Board is held immediately after the shareholders meeting. Notice of all other meetings of the Board shall be delivered, mailed or communicated by means of telephonic, electronic or any other communications facilities to each director not less than twenty-four (24) hours before the time when the meeting is to be held.

        4.04    Chairman of Board Meetings.    The Chairman of any meeting of the Board shall be the first mentioned of the following officers who is also a director and is present or deemed to be present at the meeting: the Chairman, the Vice-Chairman, the President, a Vice-President. If no such officer is present, the directors shall choose one of their number to chair the meeting.

        4.05    Voting.    At all Board meetings every question shall be decided by a majority of the votes cast thereon. In case of an equality of votes, the Chairman of the meeting shall not be entitled to a second or casting vote.

        4.06    Participation by Electronic Means.    A director may, if all the directors of the Corporation consent, participate in a meeting of directors or of any committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, and a director participating in a meeting by those means is deemed for the purposes of the Act and the By-Laws to be present at that meeting. Any such consent of a director may be validly given before or after the meeting to which it relates and may be given with respect to all meetings of directors or of any committees of directors held while a director holds office.

PART FIVE

MEETINGS OF SHAREHOLDERS

        5.01    Participation in Meetings by Electronic Means.    Any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation has made available such a communication facility. A person participating in a meeting by such means is deemed for the purposes of the Act and the By-Laws to be present at the meeting.

        5.02    Meeting Held by Electronic Means.    If the directors of the Corporation call a meeting of shareholders pursuant to the Act, those directors may determine that the meeting shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A person participating in a meeting of shareholders held by such means is deemed to be present in person at the meeting and will have the opportunity to participate to the same extent as if the person were attending in person and in full purview of other shareholders.

        5.03    Presiding Officer.    The Chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and is present or deemed to be present at the meeting: the Chairman, the Vice-Chairman, the President or a Vice-President who is also a director. In the absence of any such officer, the shareholders shall choose one of their number to chair the meeting. The Secretary of the meeting shall be the Secretary of the Corporation or failing him, the Assistant Secretary of the Corporation. Notwithstanding the above, the Chairman of the meeting, at his sole discretion, may appoint a person, who need not be a shareholder, to act as Secretary of the meeting.

        5.04    Persons Entitled to be Present.    The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act, the Articles or the By-Laws to be present. Any other person may be admitted only with the consent of the Chairman of the meeting or with the consent of the meeting.

        5.05    Quorum.    A quorum for the transaction of business at any meeting of shareholders shall be two (2) persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for such a shareholder, and together holding or representing twenty-five percent (25 percent) of the outstanding shares of the Corporation entitled to vote at the meeting.

        5.06    Scrutineers.    At any meeting of shareholders, the Chairman of the meeting may with the consent of the meeting appoint one or more persons, who may be shareholders, to serve as scrutineers.

        5.07    Votes to Govern.    At any meeting of shareholders, unless a special resolution is required, all questions shall be decided by the majority of votes cast on the question.

        5.08    Voting.

        (1) Subject to the provisions of the Act, every question submitted to any meeting of shareholders shall be decided on a show of hands, except when a ballot is required by the Chairman of the meeting or is demanded by a shareholder or proxyholder entitled to vote at the meeting. Upon a show of hands, at every meeting at which he is entitled to vote, each person present or deemed to be present, on his own behalf, and each proxyholder present or deemed to be present shall have one (1) vote. A declaration by the Chairman of the meeting that the question has been carried, carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of such fact; and the results of the vote so taken and declared shall be the decision of the shareholders upon the said question.

        (2) A shareholder or proxyholder may demand a ballot either before or on the declaration of the result of any vote by a show of hands. The ballot shall be taken in such manner as the Chairman of the meeting shall direct. Upon a ballot at which he is entitled to vote every shareholder present, or deemed to be present, on his own behalf or by proxy shall (subject to the provisions, if any, of the Articles) have one (1) vote for every share registered in his name; and the results of the ballot so taken and declared shall be the decision of the shareholders upon the said question.

        5.09    Electronic Voting.

        (1) Any person entitled to attend and vote at a meeting of shareholders may vote at the meeting in person or by proxy and, subject to any determinations made from time to time by the Board, may appoint a proxy by any method permitted by law, including over the internet, by the input of data using telephonic facilities or by reproduction using facsimile or electronic facilities.

        (2) To the extent permitted by the By-Laws or the Articles of the Corporation or by the Act or other laws governing the Corporation, the Board may establish, in connection with any meeting of shareholders, procedures regarding voting at the meeting by means of telephonic, electronic or other communication facilities, and make available such communication facilities consistent with those procedures. The Board may determine from time to time that the voting at any specific meeting shall be held entirely by such means.

PART SIX

OFFICERS

        6.01    Appointment.    The Board may from time to time elect or appoint officers with such duties and powers and for such terms of office as the Board deems advisable and, in particular, a Chairman, a Vice-Chairman, a President, one or more Vice-Presidents (to which title may be added words indicating seniority or function), a Comptroller, a Secretary and a Treasurer (who may also be Vice-Presidents), and one or more assistants to any of the officers so elected or appointed. Except as provided in Section 6.03, the same person may hold more than one office.

        6.02    Chairman, Vice-Chairman and President.    The Chairman, Vice-Chairman and President shall each be a director and shall have such powers and duties as the Board may specify.

        6.03    Chief Executive Officer.    The Board may designate an officer as Chief Executive Officer of the Corporation who, as such, shall, subject to the authority of the Board, have general supervision over the business of the Corporation. The Chairman and the Chief Executive Officer of the Corporation shall not be the same person, except in the event of the death, resignation or removal of the Chairman or the Chief Executive Officer, until such time as a permanent successor is appointed as Chairman or Chief Executive Officer, as the case may be.

        6.04    Chief Operating Officer.    The Board may designate an officer as the Chief Operating Officer who, as such, shall have the powers and duties as the Board or the Chief Executive Officer may specify.

        6.05    Vice-Chairman of the Board.    The Vice-Chairman of the Board, if any, in the absence or non-appointment of the Chairman of the Board, shall preside as Chairman at all meetings of the Board and shareholders.

        6.06    Vice-Presidents.    During the absence or disability of the President, his duties shall be performed and his powers exercised by the Vice-President or, if there is more than one, by the Vice-President or Vice-Presidents designated from time to time by the Board or the President; provided, however, that a Vice-President who is not a director shall not preside as Chairman at any meeting of directors or of a committee of directors. A Vice-President shall have such other powers and duties as the Board or Chief Executive Officer may specify.

        6.07    Comptroller.    The Comptroller shall be the principal officer in charge of the accounts of the Corporation and shall have such other powers and duties as may be assigned to him by the Chief Executive Officer.

        6.08    Secretary.    The Secretary shall attend and be the Secretary of all meetings of the Board, committees of the Board (unless another person is designated to act as secretary of such meeting or meetings by any such committee), and shareholders and the Secretary or such other designated person in the case of meetings of any committees of the Board shall maintain minutes of all proceedings thereat. The Secretary shall give, or cause to be given as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the Board and shall be custodian of the corporate seal and records of the Corporation, except when another officer has been appointed for that purpose, and the Secretary shall have such other powers and duties as the Board or the Chief Executive Officer may specify. The Assistant Secretary or, if more than one, the Assistant Secretaries, shall assist the Secretary in the performance of his duties and shall exercise all his powers and carry out all his duties in the absence or disability of the Secretary.

        6.09    Treasurer.    The Treasurer shall have the care and custody of all funds and securities of the Corporation and shall deposit or cause to be deposited all moneys with the Corporation's bankers, or otherwise deal with the same, including the short term investment of moneys, as designated by the Board, provided that the Treasurer may from time to time arrange for the temporary deposit of moneys of the Corporation in banks, trust companies or other financial institutions within or outside Canada not so designated by the Board for the purpose of facilitating transfer thereof to the credit of the Corporation in a bank, trust company or other financial institution so designated. The books and accounts shall at all times be open to inspection and examination by the Board, by any committee of the Board, by the President or by any person appointed by the Board for that purpose. The Treasurer shall sign or countersign such instruments as require his signature and shall perform all duties incident to his office. The Treasurer shall have such other powers and duties as the Board or the Chief Executive Officer may specify. The Assistant Treasurer, or if more than one, the Assistant Treasurers, shall assist the Treasurer in the performance of his duties and shall exercise all the Treasurer's powers and carry out all his duties in the absence or disability of the Treasurer.

        6.10    Term of Office.    The Board, in its discretion, may remove any officer of the Corporation, without prejudice to the rights of such officer under any employment contract. Otherwise each officer of the Corporation shall hold office until his successor is elected or appointed or until his earlier resignation.

PART SEVEN

DIVISIONS AND UNITS

        7.01    Creation and Consolidation of Divisions.    The Board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the Board may consider appropriate in each case. The Board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the Board may consider appropriate in each case.

        7.02    Name of Division.    Subject to law, any division or its sub-units may be designated by such name as the Board may from time to time determine or cause to be determined and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contract, cheque or document shall be binding upon the Corporation when signed in accordance with Section 2.01 as if it had been entered into or signed in the name of the Corporation.

        7.03    Officers of Divisions.    From time to time the Board or, if authorized by the Board, the President, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The Board or, if authorized by the Board, the President, may at any time remove at its or his pleasure any officer so appointed but without prejudice to such officer's rights under any employment contract. Officers of divisions or their sub-units shall not, as such, be officers of the Corporation.

PART EIGHT

INDEMNITY

        8.01    Limitation of Liability.    No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or agent or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office of trust or in relation thereto, unless the same are occasioned by his own wilful neglect or default, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the Act or relieve him from liability under the Act. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the directors. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a shareholder, director or officer of the Corporation or body corporate or member of the firm shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

        8.02    Indemnity.

        (1) Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

        (2) The Corporation shall advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in paragraph (1). The individual shall repay the moneys if the individual does not fulfill the conditions of paragraph (3).

        (3) The Corporation shall not indemnify an individual under paragraph (1) unless the individual:

    (a)
    acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request; and

    (b)
    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

        (4) The Corporation shall, with the approval of a court, indemnify an individual referred to in paragraph (1), or advance moneys under paragraph (2), in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual's association with the Corporation or other entity as described in paragraph (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (3).

        (5) Despite paragraph (1), an individual referred to in that paragraph is entitled to indemnity from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Corporation or other entity as described in paragraph (1), if the individual seeking indemnity:

    (a)
    was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

    (b)
    fulfills the conditions set out in paragraph (3).

        8.03    Insurance.    Subject to the Act, the Corporation may purchase, maintain or participate in such insurance for the benefit of the persons mentioned in Section 8.02, as the Board may from time to time determine.

        8.04    Division and Business Unit Officers.    For the purposes of this Part Eight, the expression "officer" shall be deemed to include officers of divisions and sub-units as contemplated in Part Seven.

PART NINE

SHARE CERTIFICATES

        9.01    Securities Registrars, Transfer Agents and Dividend Disbursing Agents.    The Board may from time to time appoint a Registrar to maintain the securities register and a Transfer Agent to maintain the register of transfers and may also appoint one or more Branch Registrars to maintain branch securities registers and one or more Branch Transfer Agents to maintain branch registers of transfers. The Board may also from time to time appoint a Dividend Disbursing Agent to disburse dividends. One person may be appointed to any number of the aforesaid positions. The Board may at any time terminate any such appointment.

        9.02    Deceased Shareholder.    In the event of the death of a holder or of one of the joint holders of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its Transfer Agent.

        9.03    Lost, Defaced or Destroyed Certificates.    The Board, or any officer or agent designated by it, may in its or his discretion, direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has become mutilated or defaced or in substitution for a certificate that has become lost, stolen or destroyed upon payment of such fee, if any, and on such terms as the Board may from time to time prescribe whether generally or in any particular case.

PART TEN

DIVIDENDS AND RIGHTS

        10.01    Dividend.    Subject to the Act and the Articles, the Board may from time to time declare and the Corporation may pay dividends on its issued shares to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

        10.02    Dividend Cheques.    A dividend payable in cash shall be paid by cheque drawn either on the bankers of the Corporation or those of its Dividend Disbursing Agent to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his Recorded Address or to such other address as the holder directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their Recorded Address, or to the first address so appearing if there are more than one. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

        10.03    Non-receipt of Cheques.    In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation or its Dividend Disbursing Agent shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe whether generally or in any particular case.

        10.04    Unclaimed Dividends.    No dividends shall bear interest as against the Corporation. Except as otherwise expressly provided in the Articles with respect to any class or series of shares, any dividend unclaimed for one year after having been declared payable may be invested or otherwise made use of by the directors for the benefit of the Corporation. Any dividend unclaimed after a period of three (3) years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation, but the Board may nevertheless authorize the subsequent payment of any such dividend on such terms as to indemnity and evidence of title as the Board may from time to time prescribe, whether generally or in any particular case.

PART ELEVEN

NOTICES

        11.01    Method of Giving Notices.    Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the Articles, the By-Laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person's Recorded Address or if mailed to such person at his Recorded Address by prepaid ordinary or air mail or if sent to such person at his Recorded Address by any means of prepaid transmitted or recorded communication, or if provided in the form of an electronic document so long as the shareholder, director, officer, auditor or member of a committee of the Board has consented to receive the notice in such form. A notice so delivered shall be deemed to have been given when it is delivered personally or to the Recorded Address aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered for dispatch; and a notice so sent in the form of an electronic document shall be deemed to have been given when transmitted. The Secretary may change or cause to be changed the Recorded Address of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by him to be reliable.

        11.02    Notice to Joint Shareholders.    If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons at their Recorded Address shall be sufficient notice to all of them.

        11.03    Computation of Time.    In computing the date when notice must be given under any provision requiring a specified number of days' notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

        11.04    Omissions and Errors.    The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice shall not invalidate such notice or any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

        11.05    Persons Entitled by Death or Operation of Law.    Every person who by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

PART TWELVE

EFFECTIVE DATE AND REPEAL

        12.01    Effective Date.    This By-Law shall be effective as of February 18, 2004.

        12.02    Repeal.    All previous by-laws of the Corporation are repealed as of the coming into force of this By-Law provided that such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this By-Law and all resolutions of the shareholders or the Board with continuing effect passed under any repealed by-law shall continue to be valid except to the extent inconsistent with this By-Law and until amended or repealed.

APPENDIX "B"

ENCANA CORPORATION

RIGHTS PLAN RESOLUTION

"RESOLVED AS AN ORDINARY RESOLUTION OF THE HOLDERS OF COMMON SHARES THAT:

1.
The Amended and Restated Shareholder Rights Plan Agreement (the "Rights Plan") dated as of September 13, 2001 between PanCanadian Energy Corporation and CIBC Mellon Trust Company, be amended and restated as described in the Information Circular of the Corporation dated March 5, 2004.

2.
The making on or prior to April 28, 2004 of any revisions to the Rights Plan as may be required by the Toronto Stock Exchange or by professional commentators on shareholder rights plans in order to give effect to the foregoing revisions or to conform the Rights Plan to versions of shareholder rights plans then prevalent for public reporting issuers in Canada, as may be approved by any two of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, any Vice-President or a director, is hereby approved.

3.
The Rights Plan, as amended and restated in accordance with paragraphs 1 and 2 above, be and it is hereby reconfirmed and approved.

4.
Any director or officer of the Corporation, be and is hereby authorized, for and on behalf of the Corporation, to execute and deliver such other documents and instruments and take such other actions as such director or officer may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and taking of any such actions."

B-1

APPENDIX "C"

NOTE REGARDING RESERVES DATA AND OTHER OIL AND GAS INFORMATION

        The reserves and other oil and gas information contained in this Information Circular have been prepared in accordance with U.S. disclosure standards, in reliance on an exemption from the Canadian disclosure standards granted to EnCana by Canadian securities regulatory authorities. Such information may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). The reserves quantities disclosed in this Information Circular represent net proved reserves calculated on a constant price basis using the standards contained in U.S. Securities and Exchange Commission Regulation S-X and FAS 69. For additional information with respect to EnCana's exemption which permits EnCana to use U.S. standards, please refer to EnCana's Annual Information Form dated February 25, 2004.

        The following sets out the methods of calculation of BOEs, reserve replacement and reserve replacement costs referred to on page 14 of this Information Circular as required pursuant to NI 51-101.

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  Natural gas volumes have been converted to barrels of oil equivalent ("BOEs") on the basis of six thousand cubic feet ("Mcf") to one barrel ("bbl"). BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of six Mcf: one bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent equivalency at the well head.

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  During 2003, EnCana added 478 million BOE of proved reserves internally through the drill bit, 55 million BOE by acquisition and divested of 51 million BOE for total net additions of 482 million BOE before production. These additions represent 203 percent of production of 237 million BOE in 2003.

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  The reserve replacement costs per BOE have been calculated by dividing total capital expended on finding, development and acquisition activities by additions to proved reserves, before divestitures, which are the sum of revisions, extensions & discoveries and acquisitions. This calculation is commonly used in the U.S.

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